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                      March 3, 2023

       Eileen Wynne
       Chief Financial Officer
       IDEX Biometrics ASA
       Dronning Eufemias gate 16
       NO-0191 Oslo, Norway

                                                        Re: IDEX Biometrics ASA
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-39810

       Dear Eileen Wynne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology